Exhibit 5.1

[LETTERHEAD OF ROPES & GRAY LLP]

November 17, 2008

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

Re:	Registration Statement on Form S-4 (No. 333-153394)

Ladies and Gentlemen:

We have acted as counsel to Oscient Pharmaceuticals Corporation (“Oscient” or the “Company”), a Massachusetts corporation, in connection with the above-referenced registration statement on Form S-4 (collectively, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the registration by the Company of (i) up to $90,280,000 aggregate principal amount of its 12.50% Convertible Guaranteed Senior Notes due 2011 (the “New Notes”) and (ii) shares of the Company’s common stock, par value 0.10 (“Common Stock”) having a value equal to up to $22,569,200 (“Exchange Shares”) in exchange for its existing 3.50% Convertible Senior Notes due 2011 (the “Existing 2011 Notes”) (the “Exchange Offer”). The Registration Statement also registers up to $27,012,887 aggregate principal amount of New Notes that may be issued by the Company in the event the Company elects to pay interest on the New Notes by issuing additional New Notes instead of cash (the “PIK Notes”). The New Notes will be guaranteed (the “Guarantee”) as to the payment of principal and interest thereon by Guardian II Acquisition Corporation, a Delaware company and wholly-owned subsidiary of the Company (“Guardian II”). The New Notes will be issued pursuant to an Indenture (the “Indenture”) by and among the Company, Guardian II and US Bank National Association, as Trustee (the “Trustee”). The Registration Statement also registers an indeterminate number of shares of Common Stock into which the New Notes are convertible (the “Conversion Shares”), as well as the estimated number of shares that may be issued for the settlement of fractional New Notes in the Exchange Offer (“Fractional Shares”) and up to 20,517,455 shares of Common Stock that may be issued by the Company in the event the Company elects to pay additional interest due upon the conversion of the New Notes in Common Stock instead of cash (“Interest Shares”).

In connection with this opinion, we have examined the Registration Statement and Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also

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examined originals or copies, certified or otherwise, identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, offers and representatives of the Company and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by The Commonwealth of Massachusetts, the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1. When (a) the Registration Statement, as amended, shall have been ordered effective by the Commission in accordance with the Securities Act, (b) and the New Notes shall have been issued, executed, authenticated and delivered in accordance with the Indenture and delivered as described in the Registration Statement and Prospectus in exchange for the Existing 2011 Notes in the Exchange Offer, the New Notes thus issued will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (c) the Exchange Shares and any Fractional Shares have been issued as described in the Registration Statement and Prospectus in the Exchange Offer, the Exchange Shares and any Fractional Shares thus issued will have been duly authorized, validly issued, fully paid and non-assessable.

2. In the event and at such time as and when the PIK Notes shall have been issued, executed, authenticated and delivered in accordance with the Indenture, the PIK Notes thus issued will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. In the event and at such time as and when the Conversion Shares shall have been issued upon the conversion of the New Notes in accordance with the Indenture, then the Conversion Shares thus issued will have been duly authorized, validly issued, fully paid and non-assessable.

4. In the event and at such time as and when the Company elects to make additional interest payments due upon conversion of the New Notes to holders of New Notes in Interest Shares in accordance with the Indenture, the Interest Shares thus issued will have been duly authorized, validly issued, fully paid and non-assessable.

5. In the event and at such time as and when the New Notes and the PIK Notes shall have been issued, executed, authenticated and delivered in accordance with the Indenture, the Guarantee of the New Notes and the PIK Notes by Guardian II pursuant to the terms of Indenture constitute the valid

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and binding obligation of Guardian II, enforceable against Guardian in accordance with the terms of the Indenture.

Our opinions set forth above are subject of (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (b) general principles of equity and (c) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray, LLP

Ropes & Gray LLP